SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 15, 2001

                           Covanta Energy Corporation
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                   1-3122                 13-5549268
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(State or Other Jurisdiction    (Commission File           (IRS Employer
      of Incorporation)              Number)            Identification No.)


   40 Lane Road, Fairfield, New Jersey                         07004
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(Address of Principal Executive Offices)                    (Zip Code)


       Registrant's telephone number, including area code: (973) 882-9000

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

      Item 5. Other Events.

      On August 15, 2001, Covanta Energy Corporation held a conference call regarding financial results. A copy of the transcript of the company's prepared remarks on that conference call is attached hereto as Exhibit A.

      Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)   Financial Statements of business acquired: Not applicable.

(b)   Pro forma financial information: Not applicable.

(c)   Exhibit: Not applicable.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 21, 2001

                                    COVANTA ENERGY CORPORATION


                                    By: /s/ Jeffrey R. Horowitz
                                        ----------------------------------
                                    Name: Jeffrey R. Horowitz
                                    Title: Senior Vice President -- Legal
                                           Affairs and Secretary

                                    Exhibit A



                           COVANTA ENERGY CORPORATION

                             Moderator: Scott Mackin
                                 August 15, 2001
                                  9:00 a.m. EDT



Operator: Good day, everyone, and welcome to Covanta Energy Corporation's second quarter 2001 earnings results conference call.

      Today's call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to the Treasurer of Covanta Energy, Mr. Lou Walters. Please go ahead, sir.

Lou Walters:  Thank you, Operator, and good morning, everyone.

      By now, you should have received our second quarter 2001 earnings release. If you do not have a copy it is available on our Web site at covantaenergy.com as well as on our automated information system at 1-866-COVANTA.

      Today's conference call is being broadcast live over the Internet on our Web site and a re-broadcast will be available in the Investor Relations section of the Web site for the next week.

      With me here today are Covanta Energy Corporation's Chief Executive Officer and President, Scott Mackin and the company's CFO, Ed Moneypenny.

      Before we begin, I'd like to read a short statement. This conference call includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include declarations regarding the intent, belief or current expectations of the company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that can materially effect actual results as identified from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

      Now I'd like to turn the call over to Covanta Energy's President and CEO, Scott Mackin. Scott?

Scott Mackin: Thanks, Lou, and good morning, everyone.

      As usual, Ed is going to walk you through the release itself, which is, as you can tell, a very positive one. And what I will do is update you on things that have happened since the last conference call. Once again, as was the case then, California is the place with the most activity relative to Covanta. And what I'll do is spend a second recapping some of the things that we have covered in the past just to give you the background.

      To recall, we have 15 plants in California. The total megawatt output net to Covanta is 226 megawatts. Six of those facilities are within Southern California Edison or "SoCal" territory and eight are within PG&E territory. All of the facilities are renewable fuel based -- geothermal, waste-to-energy, wood burner, landfill gas recovery. And all of them are qualifying facilities or QFs, which mean that they either follow market basket indexes -- today known as (SRAC) or Short Run Avoided Cost or they have fixed price contracts for their power.

      And, again, to recap, we had built up about $55 million of net receivables as of the end of March due from both of these utilities. At that point at the end of March, PG&E filed voluntary bankruptcy and the CPUC ordered both utilities to make current payments on a go forward basis. And, indeed, both have been paying currently on a go forward basis since that time.

      Now since our last conference call, there has been tremendous progress with both SoCal and PG&E and I'll begin with SoCal. During June and July, the majority of all QF facilities within SoCal's territories, ours included, entered into agreements with SoCal that both established a path for the repayment of accounts receivable and placed the facilities on fixed five-year pricing.

      The new energy rate is $53.70 per megawatt hour in effect for five years, beginning the month after the legislation is both signed and becomes effective that would make SoCal credit worthy. And more on that legislation in a moment. Now certainly from an historical perspective $53.70 per megawatt over five years is an attractive rate.

      As California fell short of power last year the SRAC or the market-based rates that are used to price the QF plants shot up very, very high, above $150 per megawatt at some point.

      This year they've crept steadily down and are back in a more normal range from an historical perspective -- in the high $30s and low $40s per megawatt hour.

      Now while there may be upside to the current SRAC rates, we believe taking the $53.70 was both prudent and fits within our overall profile and philosophy of trying to lock in most of our revenues longer term.

      Now, again, until the legislation both passes and is effective we continue to be paid at the SRAC rates.

      The agreements that we signed also require SoCal to pay our facilities 10 percent of the outstanding accounts receivables, which to us was about $4 million plus interest. We received this payment in June.

      Another 10 percent will be received when the legislation making SoCal creditworthy is effective. The final 80 percent will be paid when SoCal secures financing and funding, which, were the legislation enacted early this fall, we would expect to happen sometime near the end of this year.

      The key to the effectiveness of this overall arrangement is the passing of the legislation by the California Legislature that would make SoCal creditworthy. Now there are several different proposals that are pending in the legislature to make this happen. The Senate in July passed a bill to authorize the sale of transmission lines from SoCal to the state. That was known as the MOU bill and the sale of the transmission lines is part of that bail out.

      The bill has made almost no one happy the way it was passed. SoCal would argue that it gives them too much of a haircut -- about $1 billion less than what they've asked for -- but many legislators would argue that the state ought not to own transmission lines in general but especially ones that will be in need of a tremendous capital outlay as they go forward.

      And just this week the Governor has signaled that he may approve a bail out plan without the sale of transmission lines and, indeed, that may be what breaks the log jam here.

      In the meantime, the Speaker of the Assembly is working through August with several groups including consumers, industry and Wall Street to try to come up with a consensus approach that will satisfy most concerns. The legislature is scheduled to come back from summer recess on August 20 to take this matter up. Typically things don't start coming together until the last minute, which in this case would be around the middle of September when the legislature is slated to adjourn. So we would expect action by then.

      Now obviously if the legislation passes, that puts this entire issue to bed. If it does not then the worst case analysis seems to be that SoCal follows PG&E into bankruptcy, in which case the thinking is that we will end up where we are with PG&E, which has indeed become very workable. However, with the recent decrease in energy costs for SoCal there are many who suspect that they will manage to avoid bankruptcy even without a bail-out bill.

      Now we really can't say either way but in either event it appears that payment of these receivables is just a matter of timing and that we will have secured good five-year pricing as a result of all of this. Indeed $53.70 appears to be the expected rate for QFs within California from all of the constituents' perspectives.

      Let me turn to PG&E. There we've made really a lot of progress since the last conference call. In July, Covanta, along with many other QFs, executed agreements with PG&E that do two things. First, they provide the same five-year pricing as with SoCal -- $53.70. However, this amendment was made effective immediately so that the PG&E facilities have been receiving $53.70 per megawatt hour since mid-July.

      Second, PG&E agreed to assume rather than reject in bankruptcy all of the PPAs and to elevate the outstanding accounts receivable to priority administrative claims status. In addition, they agreed that the amount owed would earn interest at a rate yet to be determined by the bankruptcy court.

      On July 13, the bankruptcy court approved the agreement, all of the PPA amendments and the assumption of the PPAs. Full payments of the accounts receivable will occur after the reorganization plan is effective. And the timing of that is difficult to predict but I would say that PG&E continues to state its belief that they will be out of bankruptcy within a year of its initial filing, which would bring us to the Spring of '01.

      So overall, with respect to PG&E, while the timing of actual payment is unclear, the risk of non-payment has been removed and, again, we have effected good five-year pricing.

      Looking forward, California still remains an area of growth for Covanta. I'm certain that many of you read the "Barron's" article last week, which asked the question whether will there soon be a glut in power domestically.

      Now in our view, this has always been a valid question at least in certain regions domestically. That's not to say that we predict there will be an overall glut because we don't. However, we have believed that certainly many people's views on this market in late 2000 and early 2001 were overly euphoric. Certainly prices for energy skyrocketed because of the tight squeeze on electricity. Electricity is a commodity that cannot be stored meaningfully yet and demand is fairly inelastic.

      So while some of the balance has been restored and prices have come down to more normal tight levels, there is still very strong pricing prevalent from an historic perspective. Moreover, in our view there remain certain sections of the country -- California and New York being two prime examples where new generating capacity will be absolutely necessary. And a sensible program of tying up power sales on a long-term basis on fixed rates, which has been our mode, will show very positive results financially.

      While forward pricing curves are not unrealistically high anymore they do show increased pricing for power going forward and that market is the one we were continuing to play into.

      In California, we are in the process of clearing final conditions for our permits for the 500-megawatt Three Mountain Power facility and we are on track to begin construction in early '02.

      Since the last call, the major thing that we have done is to lock up turbines. These are the long lead item and they have been the crucial step in the critical path so we're happy to have done that. We are presently in active negotiations with gas and power marketers to finalize our plans for power off take and fuel supply. And, once again, we expect that a large portion of the project will be tolled to limit our exposure to extreme swings in pricing. We would expect this facility to be online in 2004.

      We are also pursuing the expansion of our geothermal-based generation facilities in California. The geothermal brine resources we control will support several hundred more megawatts of geothermal capacity. With the State of California pushing to almost double the amount of renewable energy supply in the state, we see these expansions as a very attractive prospect.

      Geothermal fuel costs are not volatile, the way natural gas prices have proven to be so dramatically. And this allows a power off-taker to establish a fixed price for power over a long period of time -- something that's very, very beneficial to them. Additionally, these projects will have a fairly short construction period; some of the expansions could be online in 2003.

      We continue to pursue our peaker model at selected waste-to-energy sites across the U.S. It will take some time to get permits and agreements in place but we would hope to break ground on two plants in '02. Also, further domestically, elected officials from our Lee County, Florida client have now voted unanimously to begin permitting to expand this waste-to-energy facility by 50 percent. Now the contracts are yet to be negotiated but this will be built at the client's cost.

      This will take some time to permit but it is really a positive sign because many of our clients have been talking about expansions but this is the first one that's actually started the process and so we are very happy about it.

      We continue to work with our existing portfolio to get the most out of it that we can. Just by way of an example, we completed a relatively small expansion of our air-cooled condenser at our Union County waste-to-energy facility last June. What that did is remove a physical limit that we've had on processing waste on hot days. Incidentally those are the same days that we get higher energy prices typically. Many of you who follow this closely may recall that this is one of the few plants that we sell directly into the grid without a long term contract and we do that through a power marketer who is more adept at dealing with selling power overall.

      What that means is that we're now able to run at full load during the very, very hot summer days, such as, for example, last week. And indeed with the additional waste that we were able to put through last week we added an incremental $550,000 to the bottom line just like that in a few hot days last week. So that's the kind of efforts that we're undertaking.

      Overseas, relative to independent power, we continue to permit our 400-megawatt plant in Spain with the expectation of a 2002 construction start and things are going well there.

      Turning to the water side we received our notice-to-proceed in Tampa on May 30 and we're currently in month three of a 20-month construction schedule. And, again, to recap, this is a design/build/ operate water desalinization plant. We will construct for over $70 million and then we will receive a 30-year O&M contract with O&M fees around $7.5 million per year and escalating over the term of the contract.

      We also have bids outstanding for either clean water supply or wastewater treatment infrastructure. Again, all on the same D/B/O -- design, build, operate -- basis where Covanta will not own it. We'll build it, construct it and operate it over the long term.

      The bids that we have outstanding are two in the Florida Keys in Key Largo and Islamorada, one in Fulton County, Georgia and numerous bids in small communities in upstate New York.

      The total construction value of all of those bids put together is just over $200 million and the O&M fees are just over $10 million per year.

      We're also currently working on bids for four new projects that we would expect to submit within the next six months. Most of them are in Florida -- a key market for us. These bids will have a total construction value of somewhere around $300 million and about $20 million in O&M revenues.

      So I think it's fair to say that the water side shows signs of promise and we're expecting some good things there.

      Stepping back from the core energy business -- again, since our last conference call we announced in July the sale of our aviation fueling business to Allied Aviation Holdings, which is an affiliate of Tampa Pipeline Corporation. This transaction will complete the divestment of the old Ogden Aviation-related assets when it closes, which is expected to occur within the next couple of months.

      We are continuing to make progress with our few remaining non-core asset sales and we're going to continue to keep you apprised of our progress as we have things to announce as we have in the past. We remain determined to move quickly but judiciously through that process.

      Finally we're very pleased to announce the addition of yet another stellar individual to our Board of Directors since the last conference call. Veronica Hagen, who is President of Alcoa's Engineered Products unit, has joined our board effective in July. And we welcome her. Ronee's substantial expertise will make an important contribution to Covanta Energy.

      So with that update I'm going to turn this over to Ed who will walk you through the release.

Ed Moneypenny: Well, thank you, Scott, and good morning to everyone.

      Well, first of all the recurring base energy EBIT was $43 million -- that's up some 46 percent from the second quarter of 2000. If you looked at it on a consolidated basis including expenses associated with non-core activities and corporate interest the Company reported net income of about $14 million versus a loss of $77 million for the same quarter a year ago.

      On a consolidated basis this is the second profitable quarter in a row since the beginning of the restructuring process.

      Now let me start with the non-energy results. For the current quarter the Other Segment loss line on our P&L includes the results of operations of Datacom, which is the printer manufacturer located in Mexico that we have targeted for sale. This line item in 2001 also includes some remaining activity applicable to our aviation and entertainment businesses that were shown as discontinued operations up until the end of 2000 and are also targeted for disposition. And going forward these activities will decline over time.

      In order to try and give you a clearer picture of the continuing energy business, OEES, which is a non-energy construction unit, is shown as a separate line item. For the current quarter the additional loss relates to an increase in the estimated costs to wrap up a construction project, which is expected to wind down during 2002.

      Unallocated corporate overhead is just that. The significant decrease in the second quarter of 2001 reflects the overall reduction in G&A expenses associated with the non-energy part of our business. Net interest, which includes all interest applicable to our consolidated operations is down almost $3 million basically related to having lower debt levels.

      For the second quarter of 2000, the loss from discontinued operations applies solely to the company's entertainment and aviation units. And, as I've mentioned on previous calls, discontinued operation accounting is no longer applicable. Therefore any remaining activity associated with these businesses in 2001 is, as I mentioned, included with the Other Segment expenses.

      Now let me focus on the continuing energy business. We think, as Scott, mentioned, we had another great quarter. The increase is largely due to the continued strong production and favorable energy pricing at various IPP and waste-to-energy sites including our power plants in California.

      The start up at both Quezon in the second quarter of 2000 as well as at our Salmapatti project during the second quarter of 2001 also made important contributions in the current quarter.

      In addition, we continue to have favorable bottom line impact from the lower overhead of our operating units, which was the result of the implementation of the organizational study that the company completed late last year.

      Now regarding our operations in California, as of June 30 the outstanding accounts receivable balance net of the accounting reserves aggregated about $58 million.

      Of that amount, about $14 million applies to PG&E while about $44 million applies to SoCal.

      Now this is after deducting a reserve of some $19 million, which was established during the fourth quarter of last year and the first quarter of this year. We didn't feel it was necessary to raise the reserve in the current quarter given the status of these companies.

      I should also mention that we have been paid for what I would describe as the ongoing sales by both companies in accordance with the PUC order that was issued on March 27. And just for your reference point that has amounted to about $23 million in the second quarter of this year.

      And also per our agreement with SoCal as Scott mentioned we received the initial down payment of 10 percent of their outstanding March 31st balance, which aggregated about $4 million.

      On a pro forma per share basis, our energy business generated $0.41 cents compared to $0.24 cents for the quarter a year ago.

      For the first half of 2001 versus last year, recurring energy EBIT is up some 60 percent. On a consolidated basis we've generated net income of about $24 million this year versus the loss on a net basis of about $106 million for the first six months of 2000.

      And with that we'd like to open it up for Q&A. Thank you.